ANNEX D

NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT ”), OR THE SECURITIES LAWS OF ANY STATE, AND NEITHER MAY NOT BE SOLD, PLEDGED, OFFERED FOR SALE, ASSIGNED OR TRANSFERRED (“TRANSFER”) UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND THE APPLICABLE SECURITIES LAWS OF ANY STATE OR THE TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND THE APPLICABLE SECURITIES LAWS OF ANY STATE.

Form of Unsecured Subordinated Convertible Promissory Note

$17,600,000	[___], 2012

In accordance with the Purchase Agreement between, among others, Quadrant Metals Technologies LLC (“Quadrant”), an affiliate of ARC Wireless Solutions, Inc. (the “Company”), and Precision Castparts Corp., an Oregon corporation (the “Holder”), pursuant to which the Holder transferred all of the shares of capital stock of Advanced Forming Technologies, Inc. to Quadrant, the Company promises to pay to the Holder the principal sum of $17,600,000 together with interest thereon as set forth in this promissory note (this “Note”).

1.	Maturity Date. The principal amount of this Note together with all accrued and unpaid interest and all late charges, costs, expenses and other sums due under this Note are due and payable in full on the earliest to occur of (a) [___], 2017 and (b) an Acceleration Event. An “Acceleration Event” means an (i) Event of Default, as defined in Section 6.1, (ii) any consolidation or merger involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving or resulting corporation immediately after the Merger, disregarding any Voting Securities issued or retained by such holders in respect of securities of any other party to the Merger, (iii) a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than 50% of the Voting Securities, or (iv) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company (excluding fixed assets that are not required to maintain the Company’s operations) (each of (ii)-(iv), a “Change in Control”).

2.	Variable Interest. The initial per year rate of interest for the unpaid principal balance outstanding under this Note is equal to the Five-Year U.S. Treasury Note Constant Maturity rate. The interest rate will be adjusted on each anniversary of this Note to the then-current Five-Year U.S. Treasury Note Constant Maturity rate. The interest rate automatically increases to 12% per year upon an Event of Default for the period in which the Event of Default exists. Interest accrues as simple interest, and is computed on the basis of a 365-day year and actual days elapsed from the date of this Note. Upon an Event of Default for the period in which the Event of Default exists, interest accrues continuously, is compounded annually, and is computed on the basis of a 365-day year and actual days elapsed from the date of this Note.

3.	Payment Terms. The Company shall pay accrued interest quarterly in arrears on each of January 1, April 1, July 1, and October 1 during the term of the Note beginning on July 1, 2012. The Company may prepay all or any portion of the outstanding principal amount upon five business days’ written notice to the Holder without premium or penalty. All payments on this Note are applied in the following order: first, to any fees and expenses due under this Note; second, to interest due on amounts in default; third, to interest due under this Note; and fourth, to principal due under this Note.

4.	Method of Payment. The Company shall make payments of principal and interest under this Note in lawful funds of the United States by certified or bank cashier’s check or by wire transfer to an account designated by the Holder. For the purpose of interest calculation, payment is deemed made when the check is sent by overnight delivery, provided it is received by the Company the next day. If this Note, or any payment under this Note, falls due on a Saturday, Sunday or a day that is a bank holiday in the State of New York, any payment due must be made on the next succeeding business day and this additional time must be included in the computation of any interest payable under this Note.

5.	Restrictions on Dividends and Repurchases. The Company shall not (a) declare, pay or set aside any dividends on shares of any capital stock of the Company or (b) repurchase any shares of capital stock of the Company while any principal, interest, fees, or expenses remain outstanding under this Note.

6.	Event of Default.

6.1	Default. The occurrence of any one of the following events constitutes a default by the Company (an “Event of Default”) under this Note:

(a)	the Company’s failure to pay any amount due under this Note and the failure continues for a period of 20 calendar days; provided that, in the case of the Company’s first failure to pay any amount due under this Note, the Company shall have 10 calendar days to cure such failure following written notice to the Company by the Holder regarding such failure; thereafter, there shall be no cure period;

(b)	the Company’s failure to comply with any other obligation under this Note and the failure to comply continues unremedied for a period of 20 calendar days after written notice to the Company by the Holder of the failure;

(c)	a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt, or receivership law or statute is filed against the Company and is not dismissed within 60 calendar days of its filing;

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(d)	a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt, or receivership law or statute is filed by the Company or the Company makes an assignment for the benefits of creditors; or

(e)	the adoption of any plan or proposal for the liquidation or dissolution of the Company

6.2	Rights upon Default.

(a)	Upon the occurrence of an Event of Default, at the option of the Holder, the Holder may: (i) declare all indebtedness under this Note immediately due and payable without further notice to the Company and (ii) pursue any other right or remedy the Holder may have available at law, in equity or otherwise. The Holder may pursue any rights or remedies singly, together, or successively. Exercise of any right or remedy is not deemed an election of remedies.

(b)	In addition to all remedies otherwise available to the Holder upon an Event of Default, during any period in which interest payments are past due, or if the Note is not fully repaid at the Maturity Date, the Company must obtain the consent of the Holder to do any of the following: (i) incur additional indebtedness, (ii) take any actions outside the Ordinary Course of Business, (iii) increase compensation payable to executives or pay bonuses to executives, or (iv) make a capital expenditure or series of related capital expenditures greater than $50,000. “Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

(c)	Failure to exercise any right or remedy is not deemed a waiver of any existing or subsequent default or a waiver of any such right or remedy.

7.	Conversion.

7.1	Conversion Events. At any time before the Maturity Date, if the Company’s common stock (“Common Stock”) is listed for trading on a national exchange and there are no trading halts or similar actions affecting the Common Stock, the outstanding principal balance and accrued but unpaid interest, if any, of this Note may be converted into Common Stock as follows:

(a)	The Holder may elect at any time and from time to time to convert any portion of the outstanding principal and unpaid interest under this Note into the number of shares of the Company’s Common Stock equal to the portion of the outstanding principal balance of this Note plus all accrued and unpaid interest being converted (the “Conversion Amount”), divided by the 30-day volume-weighted average trading value of the Common Stock immediately before the conversion (the “Conversion Rate”). This Note may be converted under this Section 7.1(a) only if both of the following conditions are met: (i) the portion of the Note converted (including amounts previously converted) converts into less than 10% of the outstanding Common Stock and (ii) the Company’s equity value, as disclosed in the most recent financial statements filed with the U.S. Securities and Exchange Commission, is at least $176 million On any given trading day, the Holder shall not sell any Common Stock on the exchange or market in which the Common Stock is then traded or quoted, that will exceed more than ten percent (10%) of the aggregate trading volume (as reported on Bloomberg Financial Markets) of the trading day immediately preceding such sale date (the “Volume Limitation”).

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(b)	In connection with a Change in Control, the Holder may elect to convert any portion of the outstanding principal and unpaid interest under this Note into the number of shares of the Company’s Common Stock equal to the Conversion Amount, divided by either, at the Holder’s option, (i) the 30-day volume-weighted average trading value of the Common Stock immediately before the closing of the Change in Control or (ii) the 30-day volume-weighted average trading value of the Common Stock immediately before the announcement of the Change in Control.

(c)	Upon an Event of Default, the Holder may elect to convert any portion of the outstanding principal and unpaid interest under this Note into the Conversion Amount, divided by the Conversion Rate.

(d)	The Company may elect at any time and from time to time to convert any portion of the outstanding principal and unpaid interest under this Note into the number of shares of the Company’s Common Stock equal to the Conversion Amount, divided by the Conversion Rate. This Note may be converted under this Section 7.1(d) only if the Holder would be entitled to sell the entire amount of Common Stock issued upon conversion in accordance with Rule 144 promulgated under the Act in a single three-month period.

(e)	Conversion under this Section 7.1 is subject to the post-conversion adjustment set forth in Section 7.5.

7.2	Notice of Conversion. If this Note is converted pursuant to Sections 7.1(a)-7.1(c), the Holder shall give written notice to the Company, notifying the Company of the Holder’s election to convert specifying the business day the conversion is to occur. If this Note is converted under Section 7.1(d), the Company shall give written notice to the Holder, notifying the Holder of the conversion, specifying the Conversion Rate, the principal amount of the Note converted, the amount of accrued interest converted, and the date of conversion, and calling upon the Holder to surrender the Note to the Company, in the manner and at the place designated. The conversion shall occur on the fifth business day after notice is received by the Holder.

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7.3	Delivery of Stock; Fractional Shares. The Company will not issue fractional shares of stock upon conversion of this Note. In lieu of issuing fractional shares to the Holder, the Company shall promptly pay to the Holder the amount of outstanding principal that is not converted in cash. As promptly as practicable after the conversion of this Note, the Company, at its expense, will issue and deliver to the Holder the number of shares of stock issued upon conversion.

7.4	Payment of Expenses and Taxes on Conversion. The Company shall pay all expenses and other charges payable in connection with the preparation, execution, issuance and delivery of stock certificate(s), if any, pursuant to this Section 7.

7.5	Conversion Adjustment. If the Holder sells the Common Stock issued upon conversion of this Note under Section 7.1 within five business days of its issuance (the “Issuance Allowance Period”), it shall deliver to the Company a written statement within 30 calendar days of the sale that sets forth (a) the amount received by the Holder in the sale, less expenses and fees relating to the sale (the “Sale Proceeds”) and (b) the principal and interest under this Note that the Company converted into Common Stock (the “Note Proceeds”); provided, however, if the Holder is unable to sell the Common Stock due to the Volume Limitation, the Issuance Allowance Period shall be extended until all the Common Stock that is issued upon such conversion is sold. The Holder shall pay to the Company the amount, if any, by which the Sale Proceeds exceed the Note Proceeds at the time it delivers the written statement. The Holder may elect to pay any portion of that amount by reducing the amount outstanding under this Note on a dollar-for-dollar basis. The Company shall pay to the Holder the amount, if any, by which the Note Proceeds exceed the Sale Proceeds within five business days of its receipt of the Company’s written statement (the “Sale Proceeds Adjustment Payment”). The Company may elect to pay any portion of the Sale Proceeds Adjustment Payment amount by increasing the principal outstanding under this Note on a dollar-for-dollar basis.

8.	Subordination. The obligations evidenced by this Note are subordinated to (a) the first priority security interest of TD Bank, N.A. on the Company’s assets securing indebtedness outstanding under the final commitment letter dated March 28, 2012 and (b) the security interest on the Company’s assets of any commercial bank, but only if, at the time the additional indebtedness is incurred, the additional indebtedness (net of cash) does not cause the total indebtedness (net of cash) of the Company’s secured lenders, excluding this Note, to exceed three times the Company’s trailing, adjusted, pro-forma 12 months EBITDA.

9.	Limitations on Interest and Charges. The parties intend that the rate of interest and the other charges to the Company under this Note be lawful; therefore, if for any reason the interest or other charges payable under this Note are found by a court of competent jurisdiction, in a final determination, to exceed the limit that the Holder lawfully may charge the Company, then the obligation to pay interest and other charges will be reduced automatically to that limit and, if any amount in excess of that limit has been paid, then the Holder shall refund the excess amount to the Company.

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10.	Costs of Collection. In the event of collection or enforcement of this Note, or any portion of this Note, the Company will pay the Holder’s legal fees and costs, including without limitation fees and costs incurred at trial, on appeal, in any arbitration or quasi-judicial proceeding, or in any bankruptcy proceeding. Whether or not a suit or action is instituted, the Company will pay all the Holder’s costs incurred in collecting delinquent payments.

11.	Notices. Any notice, demand, or request required or permitted to be given under this Note must be in writing and is deemed given at the time it is (a) personally delivered to the recipient; (b) deposited in the mail or delivered to a common carrier or courier with regularly scheduled deliveries with first-class postage or delivery charges prepaid, in either case addressed:

if to the Company:

ARC Wireless Solutions, Inc.
810 Flightline Blvd.
DeLand, FL 32724

with a copy to

Wuersch & Gering LLP
100 Wall Street
21st Floor
Attention: Travis L. Gering

if to the Holder:

Precision Castparts Corp.
11676 Perry Highway
Building 2, Suite 2102
Wexford, PA 15090
Attention: Greg Delaney

with copies to:

Precision Castparts Corp.
4650 SW Macadam Avenue
Suite 400
Portland, OR 97239-4262
Attention: Roger Cooke

and

Stoel Rives LLP
900 SW 5th Avenue
Suite 2600
Portland, Oregon 97204
Attention: Ruth Beyer

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or at any other address as any party may designate by 10 days’ advance written notice to the other party; or (c) actually transmitted to recipient using electronic means provided the recipient acknowledges receipt.

12.	Amendment; Waiver. This Note may only be amended in writing. The Holder’s act or failure to act is not deemed to waive the Holder’s rights, remedies, or privileges arising under or relating to this Note unless the Holder signs a written waiver, and then only to the extent specifically set forth in the written waiver. The Holder’s single or partial exercise of any right, power, or privilege does not preclude the Holder from exercising further the same right or any other right, power, or privilege.

13.	Severability. If one or more of the provisions of this Note is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or if any one or more of the provisions of this Note operates or would prospectively operate to invalidate this Note, then, and in either event, the provision or provisions only will be deemed null and void and will not affect any other provision of this Note, and the remaining provisions of this Note will remain operative and in full force and effect. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Note to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Note are completed as originally contemplated to the greatest extent possible

14.	Waiver of Demand. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

15.	Governing Law. This Note is made and delivered in the State of Delaware and is to be construed in accordance with and governed by the laws of the State of Delaware, exclusive of conflicts of law provisions, rules, or principles. Time is of the essence of this Note and of every provision of this Note.

(Intentionally left blank; signature page follows.)

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The undersigned executes this Note as of the date first above written and acknowledges receipt of a copy of this Note.

ARC WIRELESS SOUTIONS, INC.

By:
Name:
Title:

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